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                                                                    EXHIBIT 99.3

                            IXC COMMUNICATIONS, INC.

                        OFFER TO EXCHANGE SHARES OF ITS
         12 1/2% SERIES B JUNIOR EXCHANGEABLE PREFERRED STOCK DUE 2009
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                  FOR ANY AND ALL OF ITS OUTSTANDING SHARES OF
              12 1/2% JUNIOR EXCHANGEABLE PREFERRED STOCK DUE 2009

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     IXC Communications, Inc. (the "Company") is offering, upon the terms and subject to the conditions set forth in the Prospectus dated December 15, 1997 (the "Prospectus") and the enclosed Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") one share of its 12 1/2% Series B Junior Exchangeable Preferred Stock Due 2009 (the "New Preferred Stock") for each outstanding share of its 12 1/2% Junior Exchangeable Preferred Stock Due 2009 (the "Old Preferred Stock"), of which an aggregate of $308,959,000 liquidation preference is outstanding. The Exchange Offer is being made in order to satisfy certain obligations of the Company under the Registration Rights Agreement dated as of August 14, 1997 among the Company and the purchasers named therein.

     We are requesting that you contact your clients for whom you hold Old Preferred Stock regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Preferred Stock registered in your name or in the name of your nominee or who hold Old Preferred Stock registered in their own names, we are enclosing the following documents:

          1. Prospectus dated December 15, 1997;

          2. The Letter of Transmittal for your use and for the information of your clients;

          3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Preferred Stock are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below); and

          4. IRS Form W-9 Request For Taxpayer Identification Number and Certification (attached to the Letter of Transmittal).

     YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 16, 1998, UNLESS EXTENDED BY THE COMPANY (THE "EXPIRATION DATE"). THE OLD PREFERRED STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

     To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Preferred Stock should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

     If holders of Old Preferred Stock wish to tender, but it is impracticable for them to forward their certificates of Old Preferred Stock to the Exchange Agent prior to the expiration of the Exchange Offer, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer -Guaranteed Delivery Procedures."

     The Company may, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable out-of-pocket expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Preferred Stock held by them as nominee, custodian or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Preferred Stock pursuant to the Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York, the Exchange Agent for the Old Preferred Stock, at its address and telephone number set forth on the front of the Letter of Transmittal.

                                      Very truly yours,

                                      IXC COMMUNICATIONS, INC.

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.